Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

December 28, 2007

Banc of America Funding Corporation
214 North Tryon Street
Charlotte, North Carolina  28255

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers the Mortgage Pass-Through Certificates (the “Certificates”) to be sold by Banc of America Funding Corporation (the “Company”) in one or more series (each, a “Series”) of Certificates.  Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) by and among the Company, a trustee to be identified in the Prospectus Supplement for such Series of Certificates (a “Trustee”), and one or more servicers (each, a “Servicer”) or one or more master servicers (each a “Master Servicer”) to be identified in the Prospectus Supplement for such Series of Certificates.  A form of Pooling and Servicing Agreement has been filed as an exhibit to the Registration Statement.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form filed with the Commission and (ii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that when a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and one or more Servicers or Master Servicers, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued, fully paid and non-assessable.

December 28, 2007

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and the form of Prospectus Supplement forming a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

            Very truly yours,

            /s/ Hunton & Williams LLP